Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Registration Nos. 333-132370 and 333-132370-01

Citigroup Funding Inc.
Principal-Protected Notes Based Upon
Two Baskets of Currencies Due November 13, 2009
Final Term Sheet
November 7, 2007

Issuer:	Citigroup Funding Inc.

Guarantee:	Payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company.

Rating of Issuer’s Obligations:	Aa2/AA (Moody’s/S&P)

Offering:	2 year Principal-Protected Notes Based Upon Two Baskets of Currencies Due November 13, 2009

Sole Underwriter:	Citigroup Global Markets Inc.

Basket A Currencies:	Australian Dollar (AUD), British Pound (GBP), Brazilian Real (BRL), Mexican Peso (MXN)

Basket B Currencies:	European Union Euro (EUR), Swiss Franc (CHF), Japanese Yen (JPY), Czech Koruna (CZK)

Note Currency:	U. S. Dollar (USD)

Principal Amount Issued:	USD 10,000,000

Pricing Date:	November 7, 2007

Issue Date:	November 13, 2007

Maturity Date:	November 13, 2009

Issue Price:	100% of the principal amount

Interest Rate:	None

Payment at Maturity:	100% of Principal Amount + Return Amount.

Principal Protection:	100% if held to Maturity

Return Amount:

If Basket A Return minus Basket B Return is less than 2%,

Return Amount = 4% of Principal Amount;

else if Basket A Return minus Basket B Return is at or greater than 2%,

Return Amount = 200% x (Basket A Return - Basket B Return) x Principal Amount.

i	USDCCY(i)	w(i)	Description
1	USDAUD	25%	Number of Australia Dollar per unit of US Dollar
2	USDGBP	25%	Number of British Pound per unit of US Dollar
3	USDBRL	25%	Number of Brazilian Real per unit of US Dollar
4	USDMXN	25%	Number of Mexican Peso per unit of US Dollar

For each USDCCY(i) USDCCY5 = Spot Exchange Rate Fixing for the Pricing Date: USDAUD = 1.0666 ( = 1.5703/1.4722) USDGBP = 0.4752 ( = 0.6996/1.4722)

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.

Citigroup Funding Inc.
Principal-Protected Notes Based Upon
Two Basket of Currencies Due November 13, 2009
Final Term Sheet
November 7, 2007

USDBRL = 1.7400 USDMXN = 10.7435 USDCCYf = Spot Exchange Rate Fixing for the Final Fixing Date.

j	USDCCY(j)	w(j)	Description
1	USDEUR	25%	Number of European Euro per unit of US Dollar
2	USDCHF	25%	Number of Swiss Franc per unit of US Dollar
3	USDJPY	25%	Number of Japanese Yen per unit of US Dollar
4	USDCZK	25%	Number of Czech Koruna per unit of US Dollar

For each USDCCY(j)

USDCCY5 = Spot Exchange Rate Fixing for the Pricing Date:

USDEUR = 0.6793 ( = 1/1.4722)

USDCHF = 1.1268 ( = 1.6589/1.4722)

USDJPY = 112.80 ( = 166.07/1.4722)

USDCZK = 18.2951 ( = 26.934/1.4722)

USDCCYf = Spot Exchange Rate Fixing for the Final Fixing Date.

Spot Exchange Rate Fixing:

For USDBRL, as published on Bloomberg page “NDFL” in the Brazil row.

For USDMXN, as published on Bloomberg page “MXFT <Index>“.

For USDEUR, as calculated by dividing 1 by the Rate USD as quoted on Bloomberg page “ECB3”.

For each CCY in AUD, GBP, CHF, JPY, CZK, USDCCY is calculated by dividing the Rate CCY by the Rate USD both as quoted on Bloomberg page “ECB3”.

Final Fixing Date:	Five business days prior to the Maturity Date.

Day Count:	30/360 unadjusted

Early Redemption:	None

Business Day:	New York Modified Following Business Day Convention

Calculation Agent:	Citigroup Financial Products, Inc.

Form and Denomination:	Registered Medium-Term Notes in minimum denominations and increments of US$1,000

Clearing and Settlement:	DTC

Listing:	None

CUSIP:	1730T0ER6

Underwriting Discount:	0.00%

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.